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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
       THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-13981

                      ELECTRONIC TELE-COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

        1915 MACARTHUR ROAD, WAUKESHA, WI 53188 TELEPHONE: (262) 542-5600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CLASS A COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    /X/               Rule 12h-3(b)(1)(i)         /X/
Rule 12g-4(a)(1)(ii)   /X/               Rule 12h-3(b)(1)(ii)        /X/
Rule 12g-4(a)(2)(i)    / /               Rule 12h-3(b)(2)(i)         / /
Rule 12g-4(a)(2)(ii)   / /               Rule 12h-3(b)(2)(ii)        / /
                                         Rule 15d-6                  / /

        Approximate number of holders of record as of the certification or notice date: 184

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   September 14, 2004                   By:  /s/ Dean W. Danner
                                                  Name: Dean W. Danner
                                                  Title: President and CEO